Exhibit 99.1

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to your Q2 2007 PROS Holdings Inc. earnings conference call. My name is Robert. I will be your operator today. (OPERATOR INSTRUCTIONS). At this time I would like to turn the call over to your host, Mr. Charlie Murphy.

Charlie Murphy  — PROS Holdings, Inc. - EVP, CFO

Good afternoon everyone. Thank you for joining us today to review our second quarter 2007 results. With me on the call today is Bert Winemiller, Chairman and Chief Executive Officer.

Bert and I will make a few prepared remarks, and then we will open the call to questions. Please note that our remarks today contain forward-looking statements. These statements are based solely on present information and are subject to risks and uncertainties that can cause actual results to differ materially from those projected in the forward-looking statements. Please refer to our prospectus previously filed with the SEC, and the risk factors contained therein. Also, please note that a webcast of today’s call will be available in the Investor Relationship section of our website.

With that, I would like to turn the call over to Bert. He will provide you with some color on the first quarter results and an update in our business. I will come back to give further details regarding our financials.

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

I would like to thank all of you for joining us on our first conference call as a public company. The completion of our IPO at the end of June was just one event in what was another successful quarter for PROS. We are pleased to share highlights from the second quarter and first-half of 2007. And we look forward to speaking with the analysts and the investors on a regular basis in the future.

The second quarter of 2007 marked record revenue and strong operating income. Second quarter revenue was $14.4 million, which was up 34% on a year-over-year basis. Our non-GAAP operating income was $2.4 million, up 65% year-over-year. Our second quarter results were impacted by non-recurring expenses related to the debt incurred to redeem preferred stock and fund a dividend before the Company went public.

Since this is our first earnings call, and we have not yet had a chance to meet with every one who is on the call, I would like to share with you why we are excited about our long-term opportunity for growth and to briefly summarize some of the recent PROS operating highlights.

PROS is a market leader in pricing and revenue optimization software products, a market which we believe is large, growing, and underserved. The primary competition in this market is the use of spreadsheets, because currently installed enterprise resource planning, supply chain management and customer resource management systems do not have the data, the functionality or the science to achieve pricing excellence through Pricing Analytics, Pricing Execution, and Pricing Optimization.

The power of pricing is dramatic, and can have a significant impact on a company’s financial results. A McKinsey study showed a 1% increase in price can increase operating margin by 11%. Traditional pricing strategies of cost plus and match the competition caused unnecessary discounting and destructive pricing policy.

Our pricing and revenue optimization software products are used by large Fortune 1000 sized enterprises to find the pocket price. That is the price that customers actually pay after price concessions, rebates and volume discounts. This enables our customers to determine their pocket margin for individual products and customers. That provides unparalleled visibility into the pricing decisions that affect margins.

PROS software also enables customers to take immediate effective action to stop price-based profit leak, as well as unnecessary discounting and destructive pricing practices. Most important, PROS products bring all of the relevant pricing information to the decision-maker at the time the price is quoted and the sale transaction is actually made. Through PROS’ optimized pricing based on scientific willingness to pay, our customers improve margins, optimize inventory and improve customer satisfaction.

While pricing and revenue optimization software is still an emerging market, leading blue-chip companies are recognizing its value. An AMR study showed the market for pricing management software growing to $1 billion by 2010. And our own bottom-up analysis based on Hoovers’ data identified a $2.5 billion market comprised of U.S.-only companies with over $500 million in revenue, and just in our target industries.

The PROS high-performance software architecture supports real-time high-volume transaction processing, and allows PROS to handle the processing and database requirements at the most sophisticated and largest customers, including customers with hundreds of simultaneous users and split second electronic transactions.

Eight years ago we started building the PROS pricing platform that incorporated the advanced innovative science and high-performance real-time transaction architecture that we developed to provide pricing optimization to the airline industry. This technology and science transformation provided the capabilities to solve the most complex and challenging pricing problems across many industries. Our solutions especially benefit manufacturing, distribution, services, hotel, cruise and airline industries, where prices change on a daily or intraday basis, and competition is fierce and pricing practices have a profound impact on profitability.

Today PROS has over 90 blue-chip customers in these target industries, with over 200 product installations. Supporting these customers is a strong PROS intellectual capital base. We have over 300 employees, including 30 scientists. More than 100 of our employees have received advanced degrees, and over 20 have Ph.D.s. PROS has very intelligent people dedicated to developing innovative solutions to complex problems. And our experienced management team has been together for over eight years.

Looking at our second quarter license and implementation revenue made up 69% of our total revenue, with maintenance making the other 31%. Within license and implementation 62% of revenue in the second quarter of 2007 was from manufacturing, distribution, services and hotel, cruise industries, and 38% was from airline. PROS is a truly global Company with customers all around the world.

65% of our revenue in the second quarter of 2007 was from outside the United States. Also, during the quarter and year-to-date 95% of our airline revenue was from outside the United States. The international airline industry is profitable, expanding as positive momentum. And it is a good business for PROS.

In June of 2007 PROS conducted our second annual China pricing excellence conference in Guangzhou, China, with over 70 pricing professionals attending. PROS focus is on customer satisfaction and long-term partnerships with our customers. PROS customer support provides high-quality services to our large, global installed customer base. In the second quarter PROS maintained a high customer retention rate, with maintenance renewal rates in the mid 90% range. This is best in class. PROS improved customer satisfaction by enhancing the PROS support Web, a portal on our website, which allows customers to easily submit, view and update their PROS product support incident, as well as search and read knowledge-based pricing articles.

In April of 2007 during the quarter PROS hosted over 500 attendees at the PROS 13th annual pricing summit, making it our largest and most successful event ever. The PROS pricing summit is the world’s largest conference dedicated to pricing excellence and pricing science.

Also, during the second quarter PROS held product user advisory councils, which provide a forum that allows pricing decision-makers and managers to share knowledge and experiences, stay abreast of pricing excellence practices, and review updates to the PROS product roadmap.

Also, during the second quarter PROS delivered major new enhancements to the PROS Pricing Solution Suite, which represents the continuous innovation of our best in class pricing and revenue optimization product set. Examples of some of these enhanced capabilities include price opportunity reports that quantify the benefit of price, cost and margin improvement so that decision-makers can focus on the highest value opportunity first. Margin variance reports that monitor changes to price, cost, volume, product mix and customers to identify the root causes of margin differences over time. And portfolio analyses that identify opportunities to rationalize product and customers by trimming unprofitable business.

In summary, our second quarter results were strong, and we continue to experience strong demand for our pricing and revenue optimization software products. As I have indicated, we believe the market for pricing optimization software products is large and unpenetrated, and creates a great opportunity for PROS. There are a lot of exciting activities going on with PROS now. And we look forward to updating you on our progress against these initiatives in the quarters to come.

With that, let me turn it back over to Charlie so he can walk you through some of the financial details of the second quarter.

Charlie Murphy  — PROS Holdings, Inc. - EVP, CFO

I will start by providing you with the details on our second quarter and year-to-date June 30, 2007 operating results, and then comment on the balance sheet and cash flow items and provide you with financial guidance for the third quarter and full year. Since this is our first public call announcing financial results, I will be providing more comments than likely will be needed in subsequent calls.

First, let’s start with the highlights in the income statement. As Bert mentioned, we’re very pleased with our performance, highlighted by total revenue which was a record $14.4 million for the second quarter, up 34% on a year-over-year basis, and 7% over the prior quarter. Year-to-date total revenue was a record $27.9 million, up 37% on a year-over-year basis.

Looking at details, revenue from licenses and implementation services, which are generally recognized as implementation services are performed on a percentage of completion basis, were $9.9 million for the second quarter and $18.9 million year-to-date. This represents year-over-year growth of 49% and 53%, respectively. As a percentage of total revenue license and implementation revenue was 68% compared to 61% year-to-date in 2006.

Regarding revenue, we are frequently asked what is the Company’s revenue concentration in the airline industry, and what is the risk regarding the Company’s airline business? License and implementation revenue from the airline industry made up 38% of total license implementation revenue in the second quarter, and 36% of total license implementation revenue year-to-date.

In addition, airline revenue outside the United States represented 95% of total airline revenue for both the quarter and year-to-date. This is significant because based on recent reports the airline industry outside the U.S. is profitable, while there are a number of U.S. carriers that continue to incur losses. While there is a risk with any customer and industry, we believe the Company’s risk associated with airlines is broadly diversified, both by geography and over our number of customers.

Maintenance revenue commences following completion of the implementation of the software, and therefore has lagged the growth of our license implementation revenue. Maintenance renewal rates in 2007 continued in the mid 90s percentage range, which is a confirmation of customer satisfaction with our products and services and the continued strength of our technology.

Maintenance revenue was $4.5 million in the second quarter and $8.9 million for the six months, representing a year-over-year growth of 11% as 12%, respectively. Our revenue is geographically dispersed because we sell our solutions to a global client base. Approximately 65% of our revenue was generated outside the United States during the quarter and year-to-date. This is consistent with last year.

I will now comment on non-GAAP gross profit. Non-GAAP gross profit was $10.2 million in the quarter, with a gross margin of 70%, compared to 65% in the prior year. Year-to-date non-GAAP gross profit was $19.5 million, with a gross margin of 70% compared to again 65% in the prior year. Gross margins have been increasing on our license and implementation revenue. These margins have increased as a result of improvements in our implementation processes and the standardization of our software product. However, gross margins may vary period to period depending on factors, including the amount of implementation services required to deploy our products relative to the total contracted price.

Non-GAAP selling, general and administrative expenses for the quarter of $3.6 million were up 11% compared to the prior year quarter, and year-to-date expenses were $6.7 million, an increase of 1% compared to the prior year. The $3.6 million in the quarter is an increase of 15% over the first quarter of 2007. We expect non-GAAP selling, general and administrative expenses to increase during 2007 as a result of personnel increases and public company cost.

Non-GAAP R&D for the quarter of $4.2 million was 29% of revenue and 28% year-to-date as compared to 21% for the quarter and 22% year-to-date in 2006. We continue to focus on investing in our existing solutions, and we expect non-GAAP R&D to increase on an absolute basis during 2007.

Non-GAAP operating income was $2.4 million for the quarter and $4.9 million year-to-date. For the second quarter this is an increase of 65%, and a year-to-date increase of 113% over 2006. Non-GAAP operating margins were 17% for the quarter, and 18% year-to-date, as compared to 14% for the quarter and 11% year-to-date in 2006. The improvement in non-GAAP operating margins from the prior periods was principally attributable to the increase in non-GAAP gross margins, which I discussed a moment ago.

The effective tax rate for non-GAAP results was 21% for both the quarter and year-to-date, compared to approximately 20% in the prior year. Our effective tax rate has been lower than the statutory rate of 34%, largely due to the application of research and experimentation credits.

Non-GAAP net income was $1.6 million for the quarter compared to net income of $1.6 million for the same period in 2006. Non-GAAP net income per diluted share was $0.07 based on 21.8 million weighted average shares outstanding compared to non-GAAP net income per diluted share of $0.07 for the same period in 2006 based on 20.7 million weighted average shares outstanding.

Non-GAAP net income was $4 million for the six months compared to net income of $2.6 million for the same period in 2006. Non-GAAP net income per diluted share was $0.18 compared to non-GAAP net income of $0.11 per share for the same period in 2006.

Non-GAAP net income for the quarter and year-to-date included interest expense of $441,000 and $458,000, respectively, related to debt incurred in connection with the redemption of preferred stock and payment of dividends before the Company went public. In addition, interest income for the second quarter was significantly reduced for the same reason. The interest expense and reduction in interest income had a significant impact on the comparability of net income between the periods. The debt was retired in the third quarter with the proceeds from the IPO.

I have concentrated reporting in the prior paragraphs on non-GAAP operating results because we believe that excluding certain non-cash items, such as stock-based compensation and other onetime items provides you the best indicator of the health of the overall business. Also, this is how we measure the success of the business internally. That said, we appreciate that investors also need to analyze our results on a GAAP basis, so we have provided a reconciliation of the GAAP results and the non-GAAP results as part of the earnings release.

Looking at our results on a GAAP basis total expenses, including cost of revenues, were at $12.4 million for the current quarter and $23.5 million year-to-date, which included stock-based compensation of $0.4 million for the quarter and $500,000 year-to-date. There was no stock-based compensation expense in 2006.

GAAP net income was $1.3 million in the second quarter compared with $1.6 million in the second quarter of 2006, and $3.6 million year-to-date in 2007 compared to $2.6 million year-to-date in 2006. Our second quarter GAAP diluted earnings per share was $0.06 compared to $0.07 in 2006, while our year-to-date GAAP diluted earnings per share was 16% compared to — $0.16 compared to $0.11 year-to-date in 2006. As previously mentioned, net income for the 2007 periods were impacted by interest expense and the change in interest income as compared with the prior periods.

Our balance sheet in the first quarter will change significantly with the receipt of $52.4 million in proceeds from the IPO, which were received on July 3, 2007. On a pro forma basis the June 30, 2007 balance sheet, after giving effect to the proceeds from the offering and the retirement of the $20 million credit facility, would increase cash from $4.1 million to $36.9 million. And long-term debt of $19.9 million goes to 0. Total stockholder’s equity increases from a negative $26 million to a positive $26.6 million.

Accounts receivable at the end of the second quarter were $16 million, an increase of $3.9 million from the prior quarter. Trade accounts receivable, DSOs, were approximately 81 days, which is higher when compared with recent prior quarters. The increase was attributable to the timing of invoicing of milestone billings under our contracts, which may vary from quarter to quarter. However, we did collect approximately 60% of our trade accounts receivable balances in July, reducing DSOs.

Deferred revenue was $27.2 million, compared to $26.2 million at the end of the first quarter. As with receivables, there is variability in deferred revenue, as it is impacted by the timing of invoicing for milestone billings under our contracts. Maintenance revenue for the most part is billed monthly, and as such generally has little effect on deferred revenue, even though it contributes meaningfully to overall visibility.

Let me now turn to cash flow. The significant elements to our cash flow for the first six months were coming from financing activities. As disclosed in our IPO prospectus, cash flow was negatively impacted in the first quarter by financing activities, including the payment of a dividend to common shareholders of $41.3 million, redemption of preferred stock of $17.4 million. This was partially offset by proceeds from long-term debt of $20 million.

Total cash flow use from financing activities was $38.8 million for the six months. Cash flow from operating activities for the first six months of 2007 was $1.1 million compared to $2.8 million in 2006. As with receivables, there is variability in cash flow, as it is impacted by the timing of invoicing for milestone billings under our contracts, which can result in quarter to quarter variability.

Let me now turn to our guidance for the third quarter and full year. In the third quarter of 2007 we expect total revenue in the range of $15.9 million to $16.3 million, or a growth rate at the midpoint of 29% compared to the prior year’s quarter. We are projecting non-GAAP operating income of $2 million to $2.3 million. We are projecting non-GAAP net income of $1.9 million to $2.1 million, and non-GAAP diluted earnings per share of $0.07 to $0.08.

Non-GAAP operating income and net income for the third quarter excludes estimated stock-based compensation expense of $500,000. In addition, non-GAAP net income excludes the expensing of deferred financing costs of $400,000 in connection with repayment of the $20 million credit facility from the proceeds from the IPO.

Diluted shares for the third quarter are estimated at 26.8 million. The significant increase in diluted shares compared to June 30 is principally from the 5.1 million shares issued by the Company in the IPO.

During the third quarter we will commerce incurring public company costs, including higher audit and legal fees, Director’s compensation, Directors and officers insurance, personnel cost, and likely SOX compliance costs. These costs have been factored into the operating income guidance I have just provided.

For the full year 2007 we expect total revenue in the range of $60.3 million to $61.5 million, or a growth rate at the midpoint of 32% compared to the prior year. We are projecting non-GAAP operating income of $8.9 million to $9.9 million. We are projecting non-GAAP net income of $7.7 million to $8.5 million, and non-GAAP diluted earnings per share of $0.32 to $0.35. Non-GAAP operating income and net income for the year excludes estimated stock-based compensation expense of $1.4 million.

In addition, non-GAAP net income excludes the expensing of the deferred financing costs in the third quarter of approximately $400,000. Again, that was taken in connection with the repayment of the $20 million credit facility from the proceeds from the IPO. Diluted shares for the year are estimated at 24.1 million.

Regarding bookings, our year-to-date bookings and activity in our sales pipeline gives us confidence in our overall outlook. For the full year we expect new sales contracted or bookings in the range of $38 million to $42 million.

In summary, our first six months of the year was a strong start to achieving our full year targets. We are excited by our expanding market opportunity, response from both our existing and new customers to our product offerings, and remain optimistic about our outlook. Also, we’re very pleased with the investor response to our initial IPO. We look forward to maintaining an open dialog with our investors.

With that, let me turn it over to the operator for our Q&A session.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Adam Holt, JPMorgan.

Adam Holt  — JPMorgan - Analyst

My first questions are about some of the new deal activity in the quarter. It sounds like you are on track for your bookings target for the year. Understanding that you are probably not going to want to give us detail on quarterly bookings, where you in line with your bookings targets for this second quarter? And can you talk about how many new customers designed in the quarter?

Charlie Murphy  — PROS Holdings, Inc. - EVP, CFO

This is Charlie. I would say, yes, we’re satisfied with the bookings for the second quarter. We’re very pleased actually. As far as the number of bookings by customer, we’re not going to be disclosing that. Rather we are going to beginning our guidance on total bookings for the year. And this goes to, as we have discussed during the analyst teach-in as well as on the road show, there can be variability in the Company’s bookings from one quarter to the next. That variability comes from generally the size of the contract price. Which as many of you know, average contract price is approximately $1.8 million, but whether a contract closes in one part or the next can have significant variability. So our focus will be on full year guidance. Again, we’re very comfortable with the $38 million to $42 million guidance we provided. And again, we are pleased with our bookings in the second quarter.

Adam Holt  — JPMorgan - Analyst

My next question, if I could turn to actually your hiring plans. Your margins came in a little bit better than we had been expecting. I was hoping you could give us an update on your sales hiring in terms of where you are, and if you’re still maintaining your yearly targets?

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

This is Bert. Just for the people who haven’t had an opportunity to meet with us, our sales model is somewhat different than the typical IT software product sale. We really sell to the CEO and the CFO. It is a value-based sale, based on the ROI that they will be able to achieve through pricing excellence. And typically on average we contract for 2.2 products at an initial contract sale. So what we do is we really market and sell on the new business side of our revenue to CEOs and CFOs with a very strong and sales and marketing team.

The add-on business that comes from our existing customers is the responsibility of our professional services people. They have the professional services configuration responsibility for the initial installation of our product. They build the relationship with the executives. And consequently they are in the best position to sell into the existing customer base add-on products, which in 2006 one-third of our license and implementation revenue came from add-on products into our existing base.

We, on the new business, new name business side we exited 2006 with 26 people in our direct sales solutions, marketing and business development area. As of the end of June that was 35. And we’ve got a target for the end of the year of 40. And we’re on target to achieve that. We also mentioned on the road show that we will be investing in sales and marketing in the future, and that is one of our targeted investment areas.

Adam Holt  — JPMorgan - Analyst

If I could just ask one last question on the mechanics of the quarter. You mentioned your average deal does have 2.2 new products. Were there any — was that what you saw in the quarter? Was there any skewed towards one product or another product category? And any particularly large transactions in the quarter? Thanks very much.

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

The second quarter of 2007 was consistent with what we have experienced in the past. And we haven’t seen any indication of any changes. I mentioned in my comments that we continue to see strong demand for pricing and revenue optimization software product.

Operator

Thomas Ernst, Deutsche Bank.

Thomas Ernst  — Deutsche Bank - Analyst

I wanted to ask you if you have any anecdotes or any feel for the impact of being a public company, what does that has had on your customers or partners? Any indication, either positive or negative, that for example they feel better about doing business because they are not concerned about doing business with you, and maybe they are with the competition? Or maybe vice versa, is there any concern here that they’re putting pressure on you for pricing seeing your margins are as healthy as they are?

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

That is an absolutely great question. As we have mentioned in the past, PROS has been profitable and had positive cash flow for many, many years. And as a result, there was no real sense of urgency about having to raise capital through the IPO process. We really focused on what we consider to be a strategic advantage as a public company, and that is setting a standard in the industry for vendors that supply pricing and revenue optimization products.

Our strategy was to have visibility, take advantage of being a public company with the awareness, also the transparency into our financials and our performance. Our customers and CEOs and CFOs, when they embark on pricing excellence they want to know that they’ve got a strong partner that is going to have the financial resources to continue to invest in R&D and science, and constantly enhance the products and support them over a long period of time.

Now another factor that was important to us was to be listed on the New York Stock Exchange. The New York Stock Exchange requirements are rigorous and thorough. And we happen to be uniquely qualified to be listed on the New York Stock Exchange. And the other factor is that our target market, the companies that are in our market, the manufacturing distribution services, hotel, cruise and airline, those large companies, they are listed on the New York Stock Exchange. So we have already seen some of the marketing, some of the awareness, some of the visibility benefits of being a publicly held company.

And previously when we were private and our primary competitors were private, the customers and prospects were always wondering whether they really were getting accurate information about the strength of the Company in terms of financial resources. And now with PROS we clearly have overcome that sales objection, because all of our financial information is public. Of course, we’re very proud of that.

Now to come to your final point, are those same wonderful customers that have been fabulous partners coming back and squeezing us, and the answer is no. At the end of the day the value of our product and the return on investment that our customers achieve is clearly recognized by CEOs and CFOs. And we haven’t seen a single indication that people feel because of our financial success, because of our ability to become a public company and meet the requirements of the New York Stock Exchange, that there is any indication, other than our customers are incredibly proud and pleased that they chose PROS, and we have received just jillions of congratulations from our customer base.

Thomas Ernst  — Deutsche Bank - Analyst

Great. You gave — you put up some strong results in terms of margin delivery in the quarter, and your outlook is a bit of a positive surprise as well. I’m curious, do you feel like you have a conservative enough look here in terms of the public company expenses, and that you have got your arms around them as you face the second half and the margin expansion we’re looking forward to in your guidance?

Charlie Murphy  — PROS Holdings, Inc. - EVP, CFO

This is Charlie. At as far as public company costs, I would say we think we have a handle on them. We’re very, very pleased that the SEC has recently made some changes relative to the regulations and is moving towards a risk-based as opposed to just a quantitative-based assessment of the Company’s internal controls. We’re really in the process of digesting that. Yet we still have the expenses in the third and fourth quarter, but we’re going to digest that. We’re hoping actually that we will be able to come away with a little less expense than we currently have in our plan. Again, it is all predicated upon the new guidance that is coming up from the SEC. Short answer, we’ve got the dollars in the plan. We believe the dollars are adequate.

Thomas Ernst  — Deutsche Bank - Analyst

One final question maybe to try to pinpoint here in the outlook. You have highlighted your optimism in the long-term growth, and clearly the results are strong. Your guidance here in the near-term is strong. Wall Street is a bit worried as you look at the stock market, and clearly there is some sort of measure of credit crunch happening. Is there anything that has changed do you see here in the last few weeks since you have been public in terms of your feel about the pipeline and the customers’ propensity to buy here over the mid-term?

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

Absolutely no indication whatsoever. If anything, you’ve got awareness at the CEO, CFO level that they need to do something about pricing. Sometimes the kind of news that would be disconcerting to a CEO and CFO in fact increases demand for the value proposition of our pricing products. So we have seen examples. I think you saw the press release on Dollar Thrifty, and it was all about the pressures that they are feeling in their industry. And even at a time where they are struggling and we have seen pressure on them, they came back and signed a deal with us. And we’re very pleased to bring them as a new customer into the PROS family.

Operator

Robert Schwartz, Jefferies & Co.

Robert Schwartz  — Jefferies & Co. - Analyst

Congratulation. I was wondering if you — since you can’t really talk about the size of the backlog, if you could tell us the number of transactions that closed in the quarter?

Charlie Murphy  — PROS Holdings, Inc. - EVP, CFO

This is Charlie again. Similar to just talking about total backlog dollars, we’re not planning on talking about the number of transactions closed in any one quarter. And the reason for that is you can get again variability between one quarter and the next, one large deal in the quarter versus two or three smaller deals in the quarter. We really don’t want to get into the numbers game. We want to stay focused on the qualitative discussion around the $38 million to $42 million. And we will be giving updated guidance on that $38 million to $42 million when they close Q3.

Robert Schwartz  — Jefferies & Co. - Analyst

Let’s be clear on what is in the $38 million to $42 million backlog, what parts are you including? Are you including maintenance as well as the license implementation?

Charlie Murphy  — PROS Holdings, Inc. - EVP, CFO

That is a very good question. It is not a backlog number. Those are bookings. Those are new sales. So those are new sales contracts, $38 million to $42 million. And it only includes license and implementation. If does not include maintenance. Which is a great question, because actually when we sign a contract typically we get one, more frequently, two years commitments on the maintenance. But the maintenance component historically we have never put into our bookings number.

Robert Schwartz  — Jefferies & Co. - Analyst

You mentioned and overall number for your field organization, the sales group ending June at 35. Could you break that out into quota carrying new sales heads? And how many of your support people are in the farming business of bringing follow-on sales from existing customers?

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

Yes, quota carrying sales territory direct salespeople typically is between the one-half to two-thirds, depending on what is going on in our hiring. And then the other group is made up of our marketing staff and our sales solutions consultants. But that entire group is focused on new name business.

Robert Schwartz  — Jefferies & Co. - Analyst

Think about one-half of the 35 to two-thirds of the 35 being quota carrying?

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

Yes, that’s close.

Robert Schwartz  — Jefferies & Co. - Analyst

Part of your success on your margins is taking down the expense and cost of implementations in some of the newer, non-airline verticals. I’m wondering what evidence you saw of that this quarter, and are you seeing progress on that front? What can you tell us about that?

Charlie Murphy  — PROS Holdings, Inc. - EVP, CFO

This is Charlie. I think we have been very good. If you look back over the last year, year and a half, two years, even three years, we have seen some nice incremental improvements in our margins. And that is continuing as we go through the first half of the year. I don’t want to speculate on the last half of the year, but we don’t see the margins decreasing during the last half of the year. I think as we go forward, I would like to think the margins are going to continue to increase a bit. But we want to stay within our overall guidance that we provided. And the guidance we are continuing with margins that are fairly consistent with what we have enjoyed for the first six months of this year.

Robert Schwartz If I may, maybe the last question. Can you give us any color on how things are splitting between new customers and existing customers in that, say that bookings number you were talking about? With the variability we have, given the size of the deals, I don’t want to talk specifically about that metric at this time. I would say that at the end of the year I think we would be prepared to talk about that metric.

I will say that everything that we have in our plan is tracking towards. And basically for the first six months it has very much been with the historical has been. One-third comes from existing, two-thirds comes from new.

Robert Schwartz And you didn’t see any change of that in this quarter? No.

Operator

(OPERATOR INSTRUCTIONS). Tom Roderick, Thomas Weisel Partners.

Tom Roderick  — Thomas Weisel Partners - Analyst

I wanted to just ask you qualitatively about deals that you closed on the quarter, and even deals that perhaps you didn’t close or may have lost in the quarter. Can you just talk about the competitive dynamics on these deals? What were the functional elements of the PROS solution that pushed you over the top in the deals where you did receive decisions this quarter? And why is PROS winning versus the competition? Then as part of that, if you could just address what you are seeing from some of the bigger software guerrillas in this space, whether it is SAP or maybe taking a look at Oracle, what are you seeing from the competitive dynamics of those players in the marketplace?

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

That is a great question. We didn’t see anything in the quarter that was any different than what we have seen over the last 18 to 24 months. As we have indicated in the past, this is a competitive market. And depending on the prospect and specifically what they’re looking for, we either clearly win the deal out right, or we have a tougher competitive situation.

For instance, if you’ve got a CEO or CFO that wants pricing excellence and they want the full complement of Pricing Analytics, Pricing Execution and Pricing Optimization based on a scientific willingness to pay, then we win. If it is a lower-level executive and they are really looking for Pricing Analytics, and kind of to get started, and they’re not committed to a longer-term partnership headed to the complete pricing excellence, then it can be very competitive.

The overall business — the demand is — and the activity level is clearly higher in 2007 than it was in 2006. And we really started it — the momentum — we saw the momentum picking up in 2005. So if you look at our financials, and you tracked us over this period of time, what you’ll see is that our financials really represent that increasing demand in the marketplace. And our activity levels, for instance at our conference we had over 500 people, which was up in excess of 50% from the year before, standing room only. Every indicator in the market today is that there is a strong and growing demand for our products.

So the overall demand is strong. We’re benefiting from that. You asked about the big players in the market. What we have said in the past is that Oracle, SAP and Microsoft, we never compete directly against them. Each one of them has different levels of activity associated with this space. And SAP has a relationship with Vendavo. SAP bought

Khimetrics. Oracle bought ProfitLogic. And those were focused on the retail space. But we continue to focus on the market, the value, and our own organic growth. Overall, I would say that we are experiencing exactly the same market demand and competitive environment that we have had for the last two years. No significant change of any kind.

Tom Roderick  — Thomas Weisel Partners - Analyst

So with respect to the verticals that you guys focus on, is it really the same list of competitors, the Vendavo and Zilliant in the verticals that you sell in, or has there been any encouragement from other players that might focus on the retail market? Still the usual suspects that are showing up at the deals in the verticals that you have the deep domain expertise on?

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

Great question. The verticals are competitive specific. So manufacturing and distribution and services, where we see the big opportunity going forward, our competitors are Zilliant, and Vendavo. And we saw no change in that whatsoever in the second quarter. There is a different competitive set in the hotel, cruise space and a different competitive space in airline.

The other question about do we ever anticipate those providers of pricing software products to the retail space to come into our space? Probably not anytime soon. What they do is significantly different than what we do. And we are in the pricing and optimization transaction business, and they are in the analytical, more of the analytical, less frequent analysis business. So we know the players in the retail space very well. And we track them just like we track our direct competitors. And we don’t see how they would ever bring the innovative science or the real-time transaction processing capabilities that would compete against us in — we don’t just see how they could possibly do it.

Tom Roderick  — Thomas Weisel Partners - Analyst

Charlie, just a brief financial question for you. I wanted to build on the questions from both Tom and Rob earlier on the margin structure. Let me just ask directly on the gross margin side, this is the highest gross margin we have seen I think on record from your Company. Can you just update us as to what the longer-term target goals are for gross margins? And then in the near-term what, if anything, can force that gross margin line to fluctuate on a quarter to quarter basis?

Charlie Murphy  — PROS Holdings, Inc. - EVP, CFO

I think what we wanted is we want to stay away from guidance beyond 2007. And I think during the road show I believe we did have an opportunity to talk about the target models, but beyond 2009. I think for this conversation, I think we want to stay focused on this year.

We see the margins that we have achieved in the first half of this year not going down the balance of year. Possibly they can improve modestly between now and the end of the year. When we see the leverage in the model, I think as we have discussed before, there is an increase in margins, and also the opportunity for R&D costs as a percentage of total revenue to decrease over time. That is the opportunities as far as margin growth beyond 2007. I don’t want to get into specifically where we see those targets going forward at this time.

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

I think from a qualitative standpoint, we feel that the professional services implementation component will become more efficient over the long-term. And we also communicated when we were on the road show that we significantly increased our R&D expenditures in 2006, and have continued that in 2007, because when we saw that this category was really taking off with sustainable demand and growth then we decided to go ahead and spend on R&D and accelerate some of our product plans.

Operator

Sir, I have no further questions for you at this time.

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

Is the call still open?

Operator

Yes, sir. I would like to turn it back to you if you have any closing remarks.

Bert Winemiller  — PROS Holdings, Inc. - Chairman, CEO

We just want to thank everybody that is on the call. We can see the list of participants, and we see a lot of investors that invested in PROS, and continue to hold the stock today. And we want to thank you for your confidence in PROS. And we’re going to do everything we possibly can to earn that confidence and continue to build PROS into the strong leadership position in this category that we possibly can.

Operator

Thank you again, ladies and gentlemen. This brings your conference call to a close. Please feel free to disconnect your lines now at any time.